2025 Letter to Shareholders | Page 1 Dear Shareholder: It is Nelnet’s goal to make our stakeholders’ dreams come true over a long-time horizon. This requires us to be insatiable life-long learners and business builders, to possess disciplined adherence to our core values, and to be meticulous in the execution of our plans. Aristotle said, “We are what we repeatedly do. Excellence, then, is not an act, but a habit.” Across the three major divisions of Nelnet—Nelnet Financial Services (NFS), Nelnet Diversified Services (NDS), and Nelnet Business Services (NBS)—our teams have developed excellence as a habit. The Nelnet teams knocked the ball out of the park in 2025 with record earnings of $428.5 million, or $11.79 per share. We have dramatically shifted the earnings of the company to be generated from diversified sources. The core earnings of each of our three major divisions were all incredibly solid, and we also had four large one-time items that had an outsized effect on our earnings. Three were positive and one was negative: • ALLO partial redemption: Nelnet recorded a $175.0 million gain in the second quarter of 2025 from the partial redemption of our interest in ALLO, contributing $133.0 million after tax, or $3.66 per share. • NDS non‑recurring revenue: The company recognized $32.9 million in non‑recurring revenue on a contract modification for services previously performed, resulting in $25.0 million after tax, or $0.69 per share. • CompanyCam gain: The company realized a $30.2 million gain from a partial redemption and carrying value adjustment related to our venture investment in CompanyCam, generating $23.0 million after tax, or $0.63 per share. • Solar construction loss: Nelnet Renewable Energy (NRE) reported a loss in 2025 of $57.5 million from its solar construction business, equating to $43.7 million after tax, or $1.20 per share. Excluding the above items, our earnings were stellar at $291.2 million, or $8.01 per share. These results underscore our ability to generate value—and our responsibility to make clear-eyed decisions when a business no longer aligns with that objective. When it becomes evident that you are riding a dead horse, it is time to dismount. We jumped out of the saddle and exited the solar construction business at the end of 2025, with plenty of tuition paid. Wearing chaps in this case didn’t help; we are still sore. However, in regard to our “non-construction” solar activities, we are confident we have created significant value in our solar tax-equity, syndication, and consulting business, and we believe there is material future value to be recognized over the next several years. This business is more closely aligned with our core strengths, as it is fundamentally built on financing transactions within a complex regulatory environment. We believe our expertise in navigating these frameworks positions us to create lasting value. February 26, 2026

Nelnet's Corporate Performance (Annual Percentage Change)				
	Nelnet Per Share Book Value With Dividends Included	Nelnet Per Share Market Value With Dividends Included	S&P 500 With Dividends Included	Net Income Reinvested[1] (in millions)
2004	49.2%	20.2%	10.9%	$149
2005	41.5%	51.1%	4.9%	$181
2006	6.3%	(32.7%)	15.8%	$6
2007	(1.6%)	(52.5%)	5.5%	($63)
2008	6.6%	13.3%	(37.0%)	$24
2009	21.0%	20.7%	26.5%	$135
2010	23.7%	41.6%	15.1%	$115
2011	22.6%	4.9%	2.1%	$160
2012	16.7%	27.5%	16.0%	$89
2013	26.1%	42.8%	32.4%	$271
2014	21.1%	10.9%	13.7%	$273
2015	16.0%	(26.6%)	1.4%	$153
2016	15.4%	52.7%	12.0%	$166
2017	8.8%	9.1%	21.8%	$80
2018	9.9%	(3.2%)	(4.4%)	$156
2019	6.2%	12.7%	31.5%	$72
2020	15.6%	23.7%	18.4%	$247
2021	14.5%	38.4%	28.7%	$295
2022	12.0%	(6.1%)	(18.1%)	$273
2023	3.4%	(1.6%)	26.3%	$22
2024	6.4%	22.3%	25.0%	$60
2025	12.6%	25.6%	17.9%	$316
CAGR/Total	**15.6%**	**9.7%**	**10.7%**	**$3,180**

Last year, we shared a lot about the unrealized value of various interests we have carried on the balance sheet. We recognized some of that value in 2025 with the ALLO and CompanyCam transactions. We believe we still have a significant amount of unrealized value in these businesses as well as in real estate, solar tax equity, and other major ventures.

There have been so many noteworthy achievements at Nelnet in 2025; allow me to call out some of them:

Nelnet Financial Services (NFS)

- NFS earnings have increased by $67 million in pre-tax income year over year. This is the first time since 2018 that our loan balance went up, as our legacy Federal Family Education Loan Program (FFELP) portfolio runoff slowed and we added more consumer loans to our balance sheet.
- We executed a multi-year agreement with Klarna and purchased over $4 billion of receivables.
- We deployed $130 million in real estate investments, which we are confident will generate returns on equity (ROE) in the mid-teens.

[1]We believe well-managed companies do not distribute to the shareholders all their earnings. Instead, they retain a part of their earnings and reinvest the capital to grow the business. Since going public in late 2003, the company has recognized $4.7 billion in cumulative net income and, of that amount, has reinvested $3.2 billion – or 68 percent of our earnings over time – back into the business.

2025 Letter to Shareholders | Page 2

2025 Letter to Shareholders | Page 3 Nelnet Diversified Services (NDS) • We successfully converted over 250,000 loans owned by SoFi, capping a two-year effort to migrate their student loan portfolio to our system. • We signed a five-year contract extension with one of our major loan servicing bank customers. • We entered an agreement to take over the servicing operations for 2.7 million Canadian student loan borrowers, which closed on February 2, 2026. Nelnet Business Services (NBS) • FACTS was awarded contracts with the archdioceses of New York and Washington, D.C, meaning we now work with every archdiocese in the United States. • HigherSchool adapted to a dynamic funding environment by partnering with the New York City Department of Education to deliver exceptional education services to K–12 schools, while also capitalizing on unforeseen, one-time summer supplemental service opportunities. • Nelnet Campus Commerce successfully secured its largest renewal in company history, demonstrating the strength of our platform and the trust our clients place in our ability to serve their evolving needs. Corporate • We achieved an all-time low in associate turnover. • Our productivity gains hit an all-time high due to our investments in artificial intelligence (AI). All divisions are progressing with AI adoption and utilization. We are seeing incredible results. As innovation continues to accelerate societally, we are confident our ability to move quickly and adapt positions us to thrive amid uncertainty. Something that is becoming obvious in the world we live in today is that there is no such thing as “normal.” Innovation continues to intensify at a faster rate at every turn. We assume seismic shocks will continue to occur in geopolitical events, technological advancements, and in political systems and norms. In our opinion, that means more disruption and more volatility in business and markets in the years to come. We are not fearful of uncertainty; in fact, uncertainty in the market is our greatest advantage as we tend to move quickly. Mike Dunlap, executive chairman, and I are both from multigenerational families of hunters and we have learned that in a very short period of time, and factoring in rapidly changing, real-time information, you have to be prepared to take the arrow out of the quiver, put it in the bow, and be ready to draw, aim, and shoot. Or not. We can’t predict the future, but we believe we have strategically positioned ourselves to thrive in whatever environment the future holds. A company needs to hunt or be hunted, and we are constantly on the prowl for new customers, new products, new ventures, new businesses, and new ways of having fun along the way. Speed is more important than ever. We believe we have positioned the company to be able to move quickly and decisively when we recognize a strategic opportunity. We have cultivated a culture that is adaptable by design. In fact, our messaging internally to our associates this year is simply “Go.” Don’t succumb to paralysis by analysis; when you have enough information…“Go.” When you see an opportunity to automate tasks, increase revenue, or enter a new market…“Go.” Predict, pivot, prevail. Don’t hesitate, “Go.”

// Nelnet Financial Services

Pre-tax income for the division was $196 million in 2025, which is up $67 million from the prior year. Prepayment speeds declined and have stabilized on our FFELP portfolio since the fall of 2024. However, this does not change the reality that the FFELP portfolio continues to decline in both size and strategic importance across Nelnet. Accordingly, and as we have since 2010, we continue to seek opportunities to replace our FFELP portfolio and income with financial assets where we believe we can achieve strong risk-adjusted returns. Additionally, in a perfect world, we would leverage our servicing and banking capabilities alongside asset acquisitions. In 2025, we were able to continue purchasing assets and expanding servicing relationships with a few of our longer-term partners, in addition to establishing some new relationships. One opportunity highlighted in the news was our acquisition of Klarna "Pay in 4" loans. We believe this will be a strong long-term relationship that provides a diversified asset for Nelnet, particularly given the uniquely short-term nature of the Pay in 4 product.

Nelnet Bank made considerable strides in 2025, which is a testament to the foundational work that has been put in place in our Utah-based operation over the last several years and to our ability to grow the bank's asset base with high-quality investments. We are incredibly excited to bring on additional talent at the bank-officer level, including the hiring of Rohit Dewan as Nelnet Bank's chief executive officer (CEO). Rohit brings a diversified background with significant experience in consumer lending, investing, and the development of new origination programs. Nelnet Bank continues to make progress in improving our private student loan and home-improvement loan origination programs, both in quality and quantity. 2026 will be a pivotal year in student lending with the wind-down of the federal Grad PLUS Program, and we are evaluating where we are best positioned to offer new programs that serve borrowers, schools, and the bank most effectively.

2025 also saw the largest year in deploying capital in our real estate portfolio and continued positive performance of our reinsurance and Whitetail Rock investment advisory businesses. Our real estate team partners with third parties who have either asset-specific or geographic expertise that allows them to run day-to-day operations. Our portfolio is concentrated in multifamily and industrial assets and is targeting mid- to high-teen returns on an annual basis, with an expected hold period of three to seven years. However, we have no requirement to sell if we expect a longer-term hold would drive a better outcome.

Below is a summary of NFS's pre-tax income for '24 and '25.

	2024	2025
Portfolio (referred to as Asset Generation and Management)	$75.2	$126.5
Nelnet Bank	($1.9)	$14.6
Nelnet Insurance Services	$11.3	$15.2
Real Estate	($3.3)	($6.2)
Whitetail Rock Capital Management	$5.4	$6.0
Bond Portfolio / Notes Receivable	$42.3	$39.4
Total NFS	**$129.0**	**$195.5**

2025 Letter to Shareholders | Page 4

2025 Letter to Shareholders | Page 5 // Nelnet Diversified Services The loan servicing and business process outsourcing division of Nelnet had a spectacular year, growing year-over-year pre-tax income by $56 million to $96 million in 2025, including $32.9 million (mentioned above) in non‑recurring revenue for work previously completed. In 2024, the NDS team consolidated all our direct loan servicing onto a single technology platform and made some dramatic investments in process automation with the use of artificial intelligence. These investments in technology were expensed in 2024 as they occurred, which caused a temporary drop in net income that year, while allowing us to reposition the technology and processing teams to projects that propel our future growth. As we expected, we saw a dramatic improvement in customer service and reduction in expenses throughout 2025 as these efficiencies were realized. At the same time, NDS grew our consumer loan business to $94 million in revenue, up 49% from the prior year. In 2025, we successfully converted a major new private loan client, SoFi, onto our technology platform, which we’re proud of and eager to expand on the relationship in the years ahead. To cap off the year, we announced the acquisition of the Canadian student loan servicer, increasing our servicing operation by 2.7 million borrower customers internationally. We now have even better customer service, are more diversified, earn more revenue, and operate at a lower expense structure. In the government student loan servicing world, our job is primarily three-fold. Every time a change in administration occurs, we need to implement the initiatives of the new administration, administer the loan repayment programs established by Congress, all while helping millions of borrowers navigate the highly complex loan programs with care and excellent customer service. Our role is and remains non-partisan. We are the subject matter experts and maintain the best service and technology in the industry. This year, we successfully implemented the return-to-repayment mandates by the current administration as well as worked on the new loan repayment programs and future loan options authorized under the One Big Beautiful Bill—all while serving borrowers, federal and state government agencies, and regulators. It is no easy task, but we feel very positive about our role in these critical loan programs for the students and families in the United States and now in Canada. // Nelnet Business Services After a record 2024, NBS showed our ongoing commitment to excellence in how we operate, innovate, and serve our clients. Our 2025 financial performance reflected this commitment as the division achieved strong sales results across NBS’s core business units. Customer retention rates remained exceptional as well, surpassing 97% in both our K–12 (FACTS) and higher education (Nelnet Campus Commerce) businesses and reinforcing the trust and loyalty of the institutions and families we support.

2025 Letter to Shareholders | Page 6 In 2025, NBS launched our first AI-powered virtual agent in our consumer call center—a milestone that enhances service efficiency and improves the customer experience. We expanded our capabilities by integrating AI search tools into NBS’s content management platforms and equipping all NBS development teams with an enterprise AI coding strategy. The establishment of the NBS AI Center of Excellence is expected to further position us to lead our AI efforts proactively and responsibly amid the changing digital landscape. NBS continued to innovate within the segment’s core businesses through meaningful product advancements. The initial phase of development was completed for NBS’s new payments platform, paving the way for client migration from our legacy QuikPay system. FACTS launched a new analytics dashboard to empower clients with actionable data to support decision-making and serve families more effectively. We also strengthened NBS’s financial aid assessment solutions by integrating Internal Revenue Service data to improve accuracy and streamline the process for schools and families. Our Nelnet Business Services teams delivered exceptional outcomes in sales and client partnerships including strong momentum in New York. The segment’s Brooklyn-based education services team helped secure a significant increase in incremental summer school contracts, far surpassing previous years. The Archdiocese of New York was also implemented, the largest FACTS client to date, and NBS renewed and expanded our relationship with the largest higher education client within Nelnet Campus Commerce. In the new markets development area, our newly built childcare management product was released into beta testing. Finally, 2025 was a year of strengthening NBS’s foundations as we invested in updating payment processes to reduce costs, improve efficiencies, and support new and emerging payment methods—all while implementing a new CRM (customer relationship management) platform to enhance organizational alignment and operational excellence. // ALLO Earlier in the year, we decided to take some more chips off the table with ALLO, decreasing our ownership interest from 45% to 27%, which we carry on our books at zero due to the accounting for this partnership under the equity method. We believe in ALLO’s underlying mission and the products and services they deliver, but ALLO doesn’t necessarily fit well within Nelnet’s core competencies and general operations. In past letters, we have shared various interests or partnerships we believed had unrealized or hidden value beyond what the market was representing in our market capitalization, and this was one of those cases.

2025 Letter to Shareholders | Page 7 // Hudl We continue to hold a meaningful interest in Hudl, a global leader in sports technology. Their unified, cloud-native SaaS platform is purpose-built to serve as the digital backbone of the modern sports organization, equipping customers with tools and insights to elevate performance, drive recruitment, prevent injury, deepen fan engagement, and streamline operations. Hudl serves as the primary digital workspace for more than 325,000 teams around the world, providing a broad suite of mission-critical solutions that address the needs of all sports, all levels of competition, and all key users within a sports organization. Hudl’s platform is vertically integrated from the point of capture and powered by AI to provide a seamless flow of connected video and data from the game directly into their products, giving their users fast and actionable insights. It’s hard to believe, but Hudl will celebrate 20 years this May. Hudl would be quick to point out that the first few years were full of ups and downs, mistakes made, and lessons learned. They paid real tuition, but as Mike (Hudl board member) would say, the key was that they tried to avoid paying the same tuition twice. They looked at every setback as a bump in the road and made sure they maximized the learning opportunities from each one so they’d be better prepared the next time. In talking with the Hudl team, there is no specific moment in time where they would say they achieved excellence, or even where they knew that they’d “made it” as a startup. Instead, they’d point to the consistent pattern of knowing what they don’t know, listening to their customers, not being afraid to tackle hard problems, and recognizing how advancements in technology allows Hudl to create more value for their customers and enter new markets they’re well-suited to win. As we step back and reflect on Nelnet’s strengths and core competencies, it’s important that we continue to lead with open-mindedness, recognizing that insight comes from many perspectives and, as individuals, our own thoughts can be inherently limited—perhaps even bordering on the perimeter of ignorance. With that in mind, throughout the years, we have shaped the business around five key lessons inspired by business magnate Warren Buffett: 1. A long-term view is critical 2. Intrinsic value is created by free cash flow 3. Mergers and acquisitions: Prefer great businesses at a fair price over fair businesses at a great price 4. Enduring moat: Sustainable barriers to entry 5. Circle of competence: Focus on our strengths We know that our strengths lie at the intersection of payments, consumer lending, loan servicing, and technology—paired with deep expertise in customer service and finance—with a primary focus on the education market. We’re fortunate to have exceptional people, strong processes, deep competitive advantages across our core businesses, significant capital to deploy, and the patience and foresight to invest for the long term.

2025 Letter to Shareholders | Page 8 // A Message from Executive Chairman Mike Dunlap After more than 25 years of dedicated service, Tim Tewes—president of Nelnet and CEO of Nelnet Business Services—will retire in June. Tim has done a remarkable job growing NBS from $20 million in revenue, when we acquired the company in 2005, to over $500 million in revenue today. Tim has been instrumental in shaping Nelnet into the strong, diversified company it is today. He began as executive vice president of FACTS Management in 2000 and joined Nelnet when FACTS was acquired in 2005. In 2007, Tim became president and CEO of NBS and later assumed the role of president of Nelnet in 2014. Throughout his career, Tim exemplified Nelnet’s core values, with a steadfast commitment to delivering exceptional customer experiences. His leadership drove strategic acquisitions, expanded product offerings, and positioned Nelnet for long-term growth. Under Tim’s guidance, we strengthened our ability to serve schools and families nationwide, leading to FACTS and Nelnet Campus Commerce becoming market leaders in customer service and technology solutions. Tim also played a pivotal role in launching Nelnet Bank—a milestone that will shape our consumer lending business for years to come. Tim’s thoughtful leadership, integrity, and customer-first approach have left an enduring impact on Nelnet. While he looks forward to working in his family businesses and spending more time with family after retirement, we’re fortunate he will continue serving on the Nelnet Bank Board of Directors. Please join us in congratulating Tim on his remarkable career and wishing him happiness and fulfillment in his next chapter. Tim’s career and impact are a powerful reflection of the core values that continue to define Nelnet as a company. In short, our values are centered around the following: • Customer • Associate • Diversification • Open communication (being respectfully blunt) • Giving back (to the communities in which we work and live) I am going to focus on Diversification and clarify a misconception that often arises about Nelnet’s vision. There are four key attributes to a great business: 1. Will people pay you for your product or service; do they see value? 2. Profit margin; can you make money selling your product or service? 3. What does it cost you to acquire a new customer, and do you still have a profit margin after this cost? 4. Low customer turnover; does the customer keep coming back creating recurring revenue?

2025 Letter to Shareholders | Page 9 I am frequently asked about the company’s vision or perceived lack thereof. Our vision is relatively straightforward: we continue to work on building a “great” business and improving on what we have built so far by focusing on our customers within our core competencies (finance, payments, servicing, software, education), empowering our associates to deliver exceptional value, and deploying capital to add new products, new customers, and new services. I would also describe our vision as opportunistic. As the fog lifts in front of the car’s headlights, be prepared to seize the opportunity. Every year, we get asked, “Where are you going to invest the excess cash flow?” Our best response is to say, “Look at what we have done in the past; the future will most likely look somewhat similar.” We like businesses with recurring revenue that include software/hardware as a service. We think this helps create a defendable moat. Capital Deployment by Year (in millions) 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 12-Year Total FFELP loan/residual acquisitions, net of financing $127 $140 - - $105 $71 $141 $39 $49 - - - $672 Private and consumer loan/residual acquisitions, net of financing $17 $173 $61 $75 $188 $61 $71 $143 $269 $501 $444 $441 $2,444 Nelnet Bank - - - - - - $100 - $30 $5 $37 $106 $278 Business acquisitions $47 - - - $153 - $30 - $34 - - - $264 ALLO acquisition and capital expenditures - $47 $39 $115 $87 $45 $48 - $48 $8 $53 $10 $500 Other capital expenditures (non-ALLO) $26 $17 $29 $41 $38 $48 $65 $59 $59 $74 $21 $26 $503 Hudl $1 $41 - $10 - - $26 $5 - $32 $3 $4 $122 Other investments (including ABS, net/real estate/solar) $45 $53 $22 $19 $67 $103 $396 $726 $667 ($171) $424 $593 $2,944 Debt repurchases $47 $42 $77 $181 $13 - $26 $407 $67 $5 $8 $760 $1,633 Stock repurchases $16 $96 $69 $69 $45 $40 $73 $58 $98 $28 $83 $69 $744 Dividends $19 $19 $21 $24 $27 $29 $32 $34 $37 $39 $41 $43 $365 $345 $628 $318 $534 $723 $397 $1,008 $1,471 $1,358 $521 $1,114 $2,052 $10,469

2025 Letter to Shareholders | Page 10 FFELP SERVICING 22%NBS 5% FFELP ASSETS 25% FFELP FLOOR/DERIVATIVES 48% NBS 27% NDS 24% FFELP SERVICING <1% FFELP ASSETS 17% (FLOOR/DERIVATIVES < 1%) 2009 2025 NFS 49% FFELP SERVICING 22%NBS 5% FFELP ASSETS 25% FFELP FLOOR/DERIVATIVES 48% NBS 27% NDS 24% FFELP SERVICING <1% FFELP ASSETS 17% (FLOOR/DERIVATIVES < 1%) 2009 2025 NFS 49% 2025 was truly an exceptional year on Nelnet’s continued journey to diversify and grow our business. During the financial crisis in 2009, 95% of Nelnet’s pre-tax income came from the Federal Family Education Loan Program, 73% from owning loans and 22% from servicing, compared with 17% of pre-tax income from FFELP today. By 2009, it was clear that the private–public partnership on student loans (FFELP) was nearing its end. Legislation passed in 2007 (the College Cost Reduction and Access Act) significantly eroded FFELP profitability. The financial crisis subsequently paved the way for the government to take full control of the student loan program—promising to generate billions in savings. Challenging and conflicting political environments, poor accountability, and flawed policies led the government’s direct student loan program to suffer losses in the hundreds of billions of dollars. This has been further compounded by moral hazard created through repeated repayment delays and promises of loan forgiveness. History shows that when market forces are removed and the government assumes control of an industry—such as student loans—or materially interferes and dominates sectors like health care, the result is often significant inflation and a host of unintended consequences. Who is John Galt? How remarkable has our transformation been since 2009? By 2025—excluding the one-time items previously mentioned—our payment plan business accounts for 27% of pre-tax income, servicing contributes 24% (two-thirds from direct lending), and Nelnet Financial Services represents 49%, down from 73% in 2009, now supported by a much broader mix of assets. From 2009 to 2022, we benefited significantly from a favorable interest rate environment, generating over $1.9 billion in fixed-rate floor income. Unlike some competitors who sold the floors on their loans for pennies on the dollar, we retained ours and strategically implemented hedges to lock in spreads protecting our fixed-rate floor and managing basis repricing differences—adding another approximately $300 million in income. In this higher interest rate environment, where one-time gains and floor income are de minimis, our net income reflects a strong upward trend. In fact, earnings per share (excluding non-recurring items) have grown from $3.25 in 2023 to $4.81 in 2024 and $8.01 in 2025. As I’ve said before, our goal is for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental (intrinsic) value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company’s fundamental value and market value. As that implies, we would rather see Nelnet’s stock price at a fair level than at an artificial level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet’s long-term approach to both our business model and market value. However, from time to time, Mrs./Mr. Market can be irrational and will materially overvalue or undervalue the investments they currently love or hate. Short term, Mrs./Mr. Market is a voting machine; long-term the market is a weighing machine. See the following graphs for details on our diversification and earnings over time. Pre-Tax Income Excluding Corporate and ALLO 2009 2025

2025 Letter to Shareholders | Page 11 I want to express my sincere gratitude to all our associates for their unwavering dedication to our customers and commitment to excellence. These outstanding results are the product of hard work, perseverance, and true teamwork. And thank you to our shareholders for your continued support. // Closing At the time of writing this letter, and almost certainly as you read this, our country seems to be more polarized than ever. With each new year, the same appears to be true. That said, if one were to never watch the news, or read a newspaper, or look at social media and instead focus on controllable things, life would probably seem pretty good for most people. This suggests fear is being used as a selling tactic. At Nelnet, we’re entering 2026 with confidence and optimism. We’ve positioned our core businesses for long-term success and continue investing in technology, new and existing products, services, markets, and—importantly—our people and communities. That optimism extends across the U.S. and Canada, and right here in Nebraska, home to our headquarters, the Huskers, and a little March Madness energy to carry us forward. We appreciate the continued confidence our shareholders place in Nelnet and remain committed to delivering long-term value. Dream, Learn, Grow. Jeffrey Noordhoek, Chief Executive Officer

2025 Letter to Shareholders | Page 12 // Nelnet Board of Directors // Nelnet Bank Board of Directors Matthew Dunlap Michael Dunlap Preeta Bansal Kathleen Farrell David Graff Thomas Henning Kimberly Rath Adam Peterson Jona Van Deun Carine Strom Clark Michael Dunlap Tim Tewes Connie Edmond Richard Morrin Anthony Goins Jaime Pack

2025 Letter to Shareholders | Page 13 Forward-Looking and Cautionary Statements This letter to shareholders contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume,” “believe,” "confident," "continue," “could,” “ensure,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this letter and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department of Education, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks, such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFEL Program, private education, consumer, and other loans, or residual interests therein, and initiatives to purchase additional FFEL Program, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber- breaches; uncertainties inherent in forecasting future cash flows from student loan assets, including residual interests therein, and related asset-backed securitizations; risks related to use of artificial intelligence; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the expected benefits to the company from its continuing ownership in ALLO and Hudl, and risks related to solar tax equity partnerships, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities and risks from the One Big Beautiful Bill that accelerates the expiration and phase out of solar energy credits; risks and uncertainties related to other initiatives (and anticipated income therefrom), including venture capital, real estate, reinsurance, acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters and maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the SEC, including the most recent Form 10-K filed by the company with the SEC. All forward-looking statements in this letter are as of the date of this letter. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.